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                                                                EXHIBIT NO. 11.1


                       COMPUTATION OF EARNINGS PER SHARE
                         YEAR ENDED DECEMBER 31, 1998

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    DATE                                                                    COMMON STOCK AND EQUIVALENTS
 -----------                                                     --------------------------------------------------
                                                                       NO. OF SHARES              WEIGHTED AVERAGE
                                                                         OUTSTANDING                   SHARES

Common Stock:

12/31/97        Shares Outstanding                                            10,537,096              10,537,096

1/2/98          Options Exercised in 1998                                         20,000                  19,946

1/16/98         Treasury Stock Purchase                                         (200,000)               (191,936)
                                                                            ------------            ------------
                SHARES OUTSTANDING DECEMBER 31, 1998                          10,357,096              10,365,106

COMMON STOCK EQUIVALENTS AT DECEMBER 31, 1998:

                Options to Purchase Common Stock                               1,501,006           Anti-dilutive

                Placement Warrants                                                30,640           Anti-dilutive

                Redeemable Warrants                                            3,300,000           Anti-dilutive

                Underwriter Warrants                                             320,000           Anti-dilutive

                Non-Redeemable Bridge Warrants                                   225,028           Anti-dilutive
                                                                            ------------            ------------
                                                                              15,733,770              10,365,106
                                                                            ============            ============


Since the Company had a net loss for the period ended December 31, 1998, the effect of any dilution from common stock equivalents would be anti-dilutive and consequently not considered. Therefore, primary and fully diluted earnings per share are the same as weighted average shares outstanding.


LOSS PER SHARE COMPUTATION:

                Net Loss for the Year Ended December 31, 1998                                        $(9,611,738)

                Divided By Weighted Average Common Shares and Common
                Share Equivalents                                                                     10,365,106
                                                                                                     -----------
                LOSS PER SHARE                                                                       $     (0.93)
                                                                                                     ===========
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